EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT (this "Agreement") is dated February 14, 2023, by and between Hannon Armstrong Sustainable Infrastructure Capital, Inc., a Maryland corporation (the "Company"), and Jeffrey A. Lipson, residing at the address set forth in the Company's records (the "Executive").
WHEREAS, the Company and the Executive previously entered into a Second Amended and Restated Employment Agreement dated June 30, 2021, under which the Executive has been employed as Executive Vice President, Chief Operating Officer, and Chief Financial Officer of the Company; and
WHEREAS, the Company desires to employ Executive as President and Chief Executive Officer who shall report directly to the Board of Directors.
NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.Term. Commencing on March 1, 2023, the Company hereby employs the Executive, and the Executive hereby accepts such employment, unless and until terminated in accordance with the provisions of Section 4 or Section 5; with such employment to continue until either party notifies the other party in writing of its intention not to continue such employment in accordance with the provisions of Section 5 (such term shall hereinafter be referred to as the "Term").
2.Duties. During the Term, the Executive shall be employed by the Company as the President and Chief Executive Officer of the Company, which shall be the senior-most executive officer of the Company, and, as such, the Executive shall have such responsibilities and authority as are customary for Chief Executive Officer of a company of similar size and nature as the Company and shall faithfully perform for the Company the duties of each such office and shall report directly to the Board of Directors of the Company (the "Board"). During the Term, the Company shall nominate the Executive to serve as a member of the Board. The Executive shall devote substantially all of his business time and effort to the performance of his duties hereunder; provided, however, that the Executive shall be permitted to continue service as set forth in Exhibit A and, subject to the approval of the Board, that the Executive may serve on the boards of directors or trustees of any business corporations or charitable organizations and such service shall not be a violation of this Agreement, provided that such other activities do not materially interfere with the performance of the Executive's duties hereunder.
3.Compensation & Benefits.
1.1Salary. The Company shall pay the Executive during the Term a salary at the minimum rate of $775,000 per annum, in accordance with the customary payroll practices of the Company applicable to senior executives from time to time. The Compensation Committee of the Board (the "Compensation Committee") shall review the Executive's Annual Salary in good faith on an annual basis and may provide for increases therein as it may in its sole discretion deem appropriate (such annual salary, as increased, the "Annual Salary"). Once increased, the Annual Salary shall not thereafter be decreased, unless the Board determines that it is necessary to reduce pro rata the salaries of all similarly situated senior executives of the Company as business and economic conditions require.
1.2Bonus. For each fiscal year, the Executive shall be eligible to receive a cash bonus with a target amount initially equal to 175% of his Annual Salary, subject to

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satisfaction of both Company and individual performance goals as determined by the Compensation Committee (each, an "Annual Bonus"). The Compensation Committee may award the Executive a cash bonus in excess of the target amount if warranted under the applicable written performance metrics. The Annual Bonus shall be paid in the fiscal year following the fiscal year for which such bonuses are awarded, but in all events shall be paid no later than March 15 of such following fiscal year.
1.3Benefits - In General. Except with respect to benefits of a type otherwise provided for under Section 3.4, the Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, equity incentive plans, long-term incentive programs, 401(k) and other retirement plans, fringe benefit programs and similar benefits that may be available (currently or in the future) to other senior executives of the Company generally, in each case to the extent that the Executive is eligible under the terms of such plans or programs. Executive shall be provided vacation benefits pursuant to Company policy.
1.4Disability & Death Benefits. During the Term (and, if Executive's employment is terminated during the Term due to his Disability or death, for the period after such termination of employment due to Disability or death as is necessary for Executive's Disability or death to be covered by the applicable policy) (i) a long-term disability insurance policy for the Executive which would provide benefits to the Executive in an annual amount not less than 300% of the Executive's Annual Salary (the "L-T Disability Policy"); and (ii) a term life insurance policy in the amount of $5,000,000 on the life of the Executive (the "Term Life Insurance Policy"). The Executive shall be entitled to designate the beneficiaries of the L-T Disability Policy and the Term Life Insurance Policy; provided, that in each case the insurance policies are available and can be procured on reasonable commercial terms. The Executive acknowledges and agrees that the benefits provided under both the L-T Disability Policy and the Term Life Insurance Policy will be offset by any similar insurance benefits provided under Sections 3.3, 4 or 5.
1.5Equity Awards. The Executive will be eligible to receive equity awards under a stockholder approved plan when the Compensation Committee otherwise makes grants to similarly situated senior executives of the Company, subject to the provisions in Sections 4 and 5 of this Agreement.
1.6Expenses. The Company shall promptly pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive's services under this Agreement; provided that the Executive documents such expenses with the properly completed forms as prescribed from time to time by the Company in accordance with the Company's policies, plans and/or programs. The Company shall promptly reimburse Executive for the attorney fees and costs incurred in the preparation and review of, and discussions concerning this Agreement, in an amount not to exceed $25,000.
1.7Indemnification. The Indemnification Agreement dated May 6, 2019 between Company and Executive shall continue in full force and effect, unless amended by the mutual agreement of the Company and Executive.
4.Termination upon Death or Disability. If the Executive dies during the Term, the Term shall terminate as of the date of death. If there is a reasonable determination by the Board that the Executive has become physically or mentally incapable of performing his duties under the Agreement and such disability has disabled the Executive for a cumulative period of 180 days within any 12-month period (a "Disability"), the Company shall have the right, to the extent permitted by law, to terminate the employment of the Executive upon notice in writing to

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the Executive. Upon termination of employment due to death or Disability, (i) the Executive (or the Executive's estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive, in a lump sum payment (subject to Section 7.16 of this Agreement) within 30 days following Executive's termination of employment: (x) Annual Salary, Annual Bonus and other benefits earned and accrued under this Agreement but not yet paid prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination) (the "Accrued Benefits") and (y) a pro rata (based on the number of days employed in the fiscal year of termination) target Annual Bonus for the fiscal year in which his termination occurs and (ii) all outstanding equity (or equity-based) incentives and awards held by Executive (or, in the case of his death, his estate and beneficiaries) shall vest and become free of restrictions and all stock options shall be exercisable in accordance with their terms and shall not expire prior to the first anniversary of the date of termination.
5.Certain Terminations of Employment.
1.1Termination by the Company for Cause; Termination by the Executive without Good Reason.
(a)For purposes of this Agreement, "Cause" shall mean, the Executive's:
(i)indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony involving moral turpitude, deceit, dishonesty or fraud (but excluding traffic violations) that is injurious to the business or reputation of the Company; provided, however, if the Executive is terminated following an indictment but is subsequently found not guilty or the indictment is dismissed, and only if the Company did not and does not otherwise have reason to terminate the Executive for Cause under another prong of this definition, the termination shall be deemed to be a termination without Cause;
(ii)willful or grossly negligent conduct constituting a financial crime or material unethical business conduct or willful and material misconduct in connection with the performance of his duties, including, without limitation, embezzlement or the misappropriation of funds or property of the Company;
(iii)failure to adhere to the lawful directions of the Board, or to devote substantially all of the Executive's business time and efforts to the Company, in either event, which continues for a period of 30 business days after written demand for corrective action is delivered by the Company;
(iv)engaging in personal misconduct (including but not limited to employee harassment or discrimination, the use or possession at work of any illegal controlled substance) that has caused material harm to the Company or its affiliates and which has been determined to have occurred by a reasonable and independent investigator (which may be counsel to the Company or to the Board); or
(v)material breach of (x) any covenant contained in Section 6 of this Agreement; or (y) the other terms and provisions of this Agreement and, in each case, failure to cure such breach (if curable) within ten days following written notice from the Company specifying such breach;
provided, that the Company shall not be permitted to terminate the Executive for Cause unless, if curable such that no harm has been done to the Company, the relevant event is not cured by the Executive within 30 days after receipt of written notice given to the Executive at any time within 30 days following the occurrence of any of the events described above (or, if later, the

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Company's knowledge thereof). Notwithstanding anything herein to the contrary, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board at a meeting of the Board called and held for such purposes (after reasonable notice to the Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the reasonable and good faith opinion of the Board, after reasonable investigation, that the Executive has engaged in acts or omissions constituting Cause.
(b)The Company may terminate the Executive's employment hereunder for Cause on at least ten days' notice, and the Executive may terminate his employment on at least 30 days' written notice. If the Company terminates the Executive for Cause, or the Executive terminates his employment and the termination by the Executive is not covered by Section 4 or 5.2, the Executive shall receive the Accrued Benefits in a lump sum payment (subject to Section 7.16 of this Agreement) within 30 days following Executive's termination of employment.
1.2Termination by the Company without Cause; Termination by the Executive for Good Reason; Expiration/Non-Renewal by the Company.
(a)For purposes of this Agreement, "Good Reason" shall mean the following, unless consented to by the Executive:
(i)any adverse change in job title or material diminution in the Executive's roles and responsibilities, from those set forth in this Agreement; provided, however, that the appointment of another individual to serve as the President of the Company shall not give rise to Good Reason hereunder;
(ii)subject to the last sentence of Section 3.1, a reduction in the Executive's Annual Salary or Annual Bonus potential or failure to promptly pay such amounts when due;
(iii)if the Executive is otherwise required or expected to report to an office of the Company, (A) a relocation of the Company's headquarters outside a 30-mile radius of Annapolis, MD or (B) a move of the Executive's office or place of performance from the Company's headquarters, that, in either case, leads to an additional commuting distance for the Executive of more than 30 miles; or
(iv)a material breach by the Company of this Agreement or any other material agreement between the Executive and the Company.
Each of the above events (i) – (iv) shall constitute Good Reason only if the relevant event is not cured by the Company within 30 days after receipt of a written notice from the Executive detailing the specific event alleged to constitute Good Reason, and provided, further, that the Executive must provide such written notice within 30 days following Executive’s initial knowledge of the existence of an event constituting Good Reason, and must terminate employment within 30 business days following the end of such 30 day cure period (if the event constituting Good Reason has not been cured during that period) or the occurrence of such event shall be deemed waived for purposes of forming the basis of a Good Reason termination of employment under this Agreement.
(b)The Company may terminate the Executive's employment at any time for any reason or no reason. The Executive may terminate the Executive's employment with the Company at any time for any reason or no reason, and for Good Reason under this Section 5.2. If (x) the Company terminates the Executive's employment and the termination is

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not covered by Section 4 or 5.1, (y) the Executive terminates his employment for Good Reason, or (z) the Executive's termination of employment results from the Company's notice of non-renewal following the Term in accordance with Section 1, (i) the Executive shall be entitled to receive, in a lump sum payment (subject to Section 7.16 of this Agreement) on the 30th day following the Executive's termination of employment, (A) the Accrued Benefits, (B) an amount equal to three times the sum of (x) the Executive's Annual Salary and (y) an amount equal to the greater of (1) the Executive's average Annual Bonus actually received in respect of the three fiscal years (or such fewer number of fiscal years with respect to which Executive received an Annual Bonus) prior to the year of termination and (2) the Executive's target Annual Bonus for the fiscal year in which such termination of employment occurs and (C) a pro-rata (target Annual Bonus that the Executive could have earned for the fiscal year in which his termination occurs and the number of days employed in the fiscal year of termination) Annual Bonus; (ii) for a period of 24 months after termination of employment, such continuing medical benefits under the Company's health plans and programs applicable to senior executives of the Company generally as the Executive would have received under this Agreement (and at such costs to the Executive) in the absence of such termination (but not taking into account any post-termination increases in Annual Salary that may otherwise have occurred without regard to such termination and that may have affected such benefits) (or, if such continuation of subsidized coverage would be taxable under Section 105(h) of the Code, the Company will make monthly payments to the Executive in an amount so that after payment of taxes on the payments, the Executive retains an amount equal to the monthly premium he is required to pay to continue the coverage); and (iii) all outstanding equity (or equity-based) incentives and awards held by the Executive shall thereupon vest and become free of restrictions and all stock options shall be exercisable in accordance with their terms and shall not expire earlier than the earliest of (i) the first anniversary after the date of termination and (ii) the ultimate expiration date of any such option, which shall not be extended.
(c)Notwithstanding clause 5.2(b)(ii), (i) nothing herein shall restrict the ability of the Company to amend or terminate the health and welfare plans and programs referred to in such clause 5.2(b)(ii) from time to time in its sole discretion, provided that any such amendments or termination are made applicable generally on the same terms to all actively employed senior executives of the Company and does not result in a proportionately greater reduction in the rights of or benefits to the Executive compared with any other officers of the Company, but the Company may not reduce benefits already earned and accrued by, but not yet paid to, the Executive and (ii) the Company shall in no event be required to provide any benefits otherwise required by such clause 5.2(b)(ii) after such time as the Executive becomes entitled to receive benefits of the same type and at least as favorable to the Executive from another employer or recipient of the Executive's services (such entitlement being determined without regard to any individual waivers or other similar arrangements).
(d)Notwithstanding any other provision of this Agreement, the Company shall not be required to make the payments and provide the benefits provided for under Section 5.2(b) unless the Executive executes and delivers to the Company a waiver and release substantially in the form attached hereto as Exhibit B (the “Release Agreement”) and such waiver and release becomes effective and irrevocable within 21 days following the date of termination; provided that the Company shall have provided the Executive with such waiver and release within ten business days following the Executive's termination of employment.
(e)No Mitigation. The Company agrees that if the Executive's employment is terminated during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company.
6.Covenants of the Executive.

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1.1Covenant Against Competition; Other Covenants. The Executive acknowledges that (i) the principal business of the Company (which expressly includes for purposes of this Section 6 (and any related enforcement provisions hereof), its successors and assigns) is to provide debt and equity financing for sustainable infrastructure projects that increase energy efficiency, provide cleaner energy sources, positively impact the environment and make more efficient use of natural resources (such businesses, and any and all other businesses in which, at the time of the Executive's termination, the Company is actively and regularly engaged or actively pursuing, herein being collectively referred to as the "Business"); (ii) the Company is one of the limited number of persons who have developed such a business; (iii) the Company's Business is national in scope; (iv) the Executive's work for the Company has given and will continue to give him access to the confidential affairs and proprietary information of the Company; (v) the covenants and agreements of the Executive contained in this Section 6 are essential to the business and goodwill of the Company; and (vi) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 6. Accordingly, the Executive covenants and agrees that:
(a)By and in consideration of the salary and benefits to be provided by the Company hereunder, including the severance arrangements set forth herein, and further in consideration of the Executive's exposure to the proprietary information of the Company, the Executive covenants and agrees that, during the period commencing on the date hereof and ending 24 months following the date upon which the Executive shall cease to be an employee of the Company and its affiliates (the "Restricted Period"), he shall not in the Restricted Territory (as defined below), directly or indirectly, whether as an owner, partner, shareholder, principal, agent, employee, consultant or in any other relationship or capacity, (i) engage in the Business (other than for the Company or its affiliates) or otherwise compete with the Company or its affiliates in the Business or (ii) render to a person, corporation, partnership or other entity engaged in the Business the same services that the Executive renders to the Company; provided, however, that, notwithstanding the foregoing, (A) the Executive may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (x) such securities are listed on any national securities exchange, (y) the Executive is not a controlling person of, or a member of a group which controls, such entity, and (z) the Executive does not, directly or indirectly, own 5% or more of any class of securities of such entity; and (B) the Executive may continue to serve on any board of directors on which the Executive was serving as of the date of the Executive's termination of employment; and (C) the Executive may be employed by or provide services for a company (a "Conglomerate") with multiple lines of businesses, including a line of business competitive with the Company, so long as the following conditions are satisfied: (w) the Conglomerate derives less than ten percent (10%) of its total annual revenue from the line of business that is competitive with the Company (the "Competitive Division"), (x) the Executive is employed by or provides services to a line of business of Conglomerate that is not competitive with the Company; and (y) the Executive does not perform services for the Competitive Division; and (z) the Executive (A) provides the Company with advance notice of such employment or service and (B) informs the Conglomerate in writing of its obligations under this Section 6.
For purposes of this Agreement, the "Restricted Territory" shall mean any (i) state in the United States and (ii) foreign country or jurisdiction, in the case of clause (i) or (ii), in which the Company (x) is actively conducting the Business during the Term or (y) has initiated a plan adopted by the Board to conduct the Business in the two years following the Term.
(b)During and after the Term, the Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Company and its affiliates, all non-public confidential matters relating to the Company's Business and the business of any of its affiliates and to the Company and any of its affiliates, learned by the Executive heretofore or hereafter

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directly or indirectly from the Company or any of its affiliates (the "Confidential Company Information"), and shall not disclose such Confidential Company Information to anyone outside of the Company except in the course of his duties as President and Chief Executive Officer or with the Board's express written consent and except for Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement or which is independently developed or obtained by the Executive without reliance upon any confidential information of the Company or use of any Company resources. Notwithstanding anything in this agreement to the contrary, the Executive may disclose Confidential Company Information where the Executive is required to do so by law, regulation, court order, subpoena, summons or other valid legal process; provided, that the Executive first (i) promptly notifies the Company, (ii) uses commercially reasonable efforts to consult with the Company with respect to and in advance of the disclosure thereof, and (iii) reasonably cooperates with the Company to narrow the scope of the disclosure required to be made, in each case, solely at the Company's expense.
(c)The Executive is hereby notified that 18 U.S.C. § 1833(b) states as follows: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(i) is made—(A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, notwithstanding any other provision of this Agreement to the contrary, the Executive has the right to (x) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of the law or (y) disclose trade secrets in a document filed in a lawsuit or other proceeding so long as that filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).
(d)The Executive understands that nothing contained in this Agreement limits the Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each, a “Government Agency”). The Executive further understands that this Agreement does not limit the Executive’s ability to communicate with any Government Agency or with the Executive’s attorney, including to report possible violations of federal law or regulation or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.
(e)During the Restricted Period, the Executive shall not, without the Company's prior written consent, directly or indirectly, (i) solicit or encourage to leave the employment or other service of the Company or any of its subsidiaries, any person or entity who is or was during the six-month period preceding the Executive's termination of employment, an employee, agent or independent contractor of the Company or any of its subsidiaries. During the Restricted Period, the Executive shall not, whether for his own account or for the account of any other person, firm, corporation or other business organization, solicit for a competing business or intentionally interfere with the Company's or any of its subsidiaries' relationship with, or endeavor to entice away from the Company for a competing business, any person who is or was during the six month period preceding the Executive's termination of employment, a customer, client, agent, or independent contractor of the Company or any of its subsidiaries. For purposes hereof, "customer" and "client," as such terms relate to government customers, mean the

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program office to which the Company is or was providing any goods or services as of the date hereof or during the one-year period prior to the date hereof.
(f)All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof), whether visually perceptible, machine-readable or otherwise, made, produced or compiled by the Executive or made available to the Executive containing Confidential Company Information (i) shall at all times be the property of the Company (and, as applicable, any affiliates) and shall be delivered to the Company at any time upon its request, and (ii) upon the Executive's termination of employment, shall be promptly returned to the Company. This Section 6.1 shall not apply to materials that the Executive possessed prior to his business relationship with the Company, to the Executive's personal effects and documents, and to materials prepared by the Executive for the purposes of seeking legal or other professional advice.
(g)At no time during the Executive's employment by the Company or at any time thereafter shall the Executive, on one hand, or the Company or any of its subsidiaries, on the other hand, publish any statement or make any statement under circumstances reasonably likely to become public that is critical of the other party, or in any way otherwise be materially injurious to the Business or reputation of the other party, unless otherwise required by applicable law or regulation or by judicial order.
1.2Rights and Remedies upon Breach.
(a)The parties hereto acknowledge and agree that any breach of any of the provisions of Section 6.1 or any subparts thereof (individually or collectively, the "Restrictive Covenants") may result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the either party breaches, or threatens to commit a breach of, any of the provisions of Section 6.1 or any subpart thereof, the other party and its affiliates, in addition to, and not in lieu of, any other rights and remedies available to the other party and its affiliates under law or in equity (including, without limitation, the recovery of damages), shall have the right and remedy to seek to have the Restrictive Covenants or other obligations herein specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.
(b)The Executive agrees that the provisions of Section 6.1 of this Agreement and each subsection thereof are reasonably necessary for the protection of the Company's legitimate business interests and if enforced, will not prevent the Executive from obtaining gainful employment should his employment with the Company end. The Executive agrees that in any action seeking specific performance or other equitable relief, the Executive will not assert or contend that any of the provisions of this Section 6 are unreasonable or otherwise unenforceable as drafted. The existence of any claim or cause of action by the Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.
7.Other Provisions.
1.1Severability. The Executive acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects as drafted. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the

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remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.
1.2Duration and Scope of Covenants. If any court or other decision-maker of competent jurisdiction determines that any of the Executive's covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.
1.3Enforceability; Jurisdiction; Arbitration.
(a)The Company and the Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants set forth in Section 6 upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants. If it is determined by a court of competent jurisdiction in any state that any restriction in the Section 6 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise it is the intention of the Company and the Executive that such determination not bar or in any way affect the Company's right, or the right of any of its affiliates, to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction's being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata. The parties hereby agree to waive any right to a trial by jury for any and all disputes hereunder (whether or not relating to the Restricted Covenants).
(b)Any controversy or claim arising out of or relating to this Agreement or the Release Agreement or the breach of this Agreement or the Release Agreement (other than a controversy or claim arising under Section 6, to the extent necessary for the Company (or its affiliates, where applicable) to avail itself of the rights and remedies referred to in Section 6.2) that is not resolved by the Executive and the Company (or its affiliates, where applicable) shall be submitted to arbitration conducted by the American Arbitration Association ("AAA") accordance with Maryland law and the employment arbitration rules and procedures of the AAA, before an arbitrator experienced in employment disputes who is licensed to practice law in the State of Maryland. Discovery in the arbitration shall be permitted in accordance with the Maryland Rules, and not be subject to the AAA discovery rules and procedures. The determination of the arbitrator shall be conclusive and binding on the Company (or its affiliates, where applicable) and the Executive and judgment may be entered on the arbitrator(s)' award in any court having jurisdiction. The prevailing party, as determined by the arbitrator, shall be entitled to recover attorney fees and costs from the non-prevailing party. The arbitration shall be held in Annapolis, Maryland.
1.4Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, or overnight courier, postage prepaid. Any such notice shall be deemed given when so delivered personally, sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:
(a)If to the Company, to:

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Hannon Armstrong Sustainable Infrastructure Capital, Inc.
One Park Place
Suite 200
Annapolis, Maryland 21401
Attention: The Office of the Chief Legal Officer
with a copy to:

Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019-6131
Attention: Andrew Epstein and Paul Koppel
(b)If to the Executive, to the address in the records of the Company with a copy to:
Lebau & Neuworth, LLC
502 Washington Avenue – Suite 720
Towson, Maryland 21204
Attention: Stephen Lebau
Any such person may by notice given in accordance with this Section 7.4 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.
1.5Entire Agreement. This Agreement contain the entire agreement between the parties with respect to the specific subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, including, without limitation, the Prior Employment Agreement.
1.6Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. Except as expressly provided herein, no delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.
1.7GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF MARYLAND.
1.8Assignment. This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void. Except as otherwise provided by operation of law, in the event of any sale, transfer or other disposition of all or substantially all of the Company's assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and its rights hereunder, provided that the successor or purchaser agrees, as a condition of such transaction, to assume all of the Company's obligations hereunder.

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1.9Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.
1.10Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.
1.11Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.
1.12Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 4, 5, 6, and 7, shall survive any termination of the Executive's employment hereunder and continue in full force until performance of the obligations thereunder, if any, in accordance with their respective terms.
1.13Existing Agreements. The Executive represents to the Company that he is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding (excluding the Prior Employment Agreement) which might prohibit him from executing this Agreement or limit his ability to fulfill his responsibilities hereunder.
1.14Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
1.15Parachute Payments. In the event that any payment or benefit made or provided to the Executive under this Agreement (the “Payment”), either alone or together with any other payments or benefits under any other plan, arrangement, agreement or otherwise that constitute “parachute payments” as defined in Section 280G(b)(2) of the Internal Revenue Code (the "Code") (such other parachute payments, “Section 280G Payments”), would constitute a parachute payment, the Payment shall be reduced to the minimum extent necessary to ensure that no portion of the Payment or Section 280G Payments is subject to the excise tax imposed by Section 4999 of the Code (collectively, the “Reduced Payments”), provided however, no reduction to the Payment shall occur if the Payment plus Section 280G Payments, less any excise tax which would be imposed on such Payment and Section 280G Payments pursuant to Section 4999 of the Code, would be greater than the Reduced Payments. If a reduction of the Payment and/or Section 280G Payments is necessary, the payments shall be reduced in the following order: (i) cash payments that are treated in full as a parachute payment; (ii) equity-based payments and accelerations of payments that are treated in full as a parachute payment; (iii) cash payments that are treated in part as a parachute payment; (iv) equity-based payments and accelerations of payments that are treated in part as a parachute payment; and (v) other non-cash forms of benefits. Within any such category of payments and benefits (that is, (i), (ii), (iii), (iv) or (v)), a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are “deferred compensation.” To the extent any such payment is to be made over time (e.g., in installments), the payments shall be reduced in reverse chronological order.
1.16Section 409A Compliance.
(a) To the extent applicable, it is intended that this Agreement comply with the provisions of (or an exemption from) Section 409A of the Code, and this Agreement shall be construed and applied in a manner consistent with this intent. If the consideration and

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revocation period set forth in Section 5.2(d) hereof spans two taxable years, payments will be made in the second taxable year.
(b)Any payment or benefit due upon a termination of employment that represents a "deferral of compensation" within the meaning of Section 409A shall commence to be paid or provided to the Executive 30 days following a "separation from service" as defined in Treas. Reg. Section 1.409A-1(h), unless earlier commencement is otherwise permitted by Section 409A, provided that the Executive executes within 21 days following "separation from service" a general release of claims in a form and substance satisfactory to the Company and its legal counsel. Each payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a "deferral of compensation" subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4) ("short-term deferrals") and (b)(9) ("separation pay plans," including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation Sections 1.409A-1 through A-6.
(c)Notwithstanding anything in this Agreement to the contrary, the following special rule shall apply, if and to the extent required by Section 409A, in the event that (i) the Executive is deemed to be a "specified employee" within the meaning of Section 409A(a)(2)(B)(i), (ii) amounts or benefits under this Agreement or any other program, plan or arrangement of the Company or a controlled group affiliate thereof are due or payable on account of "separation from service" within the meaning of Treasury Regulations Section 1.409A-1(h), and (iii) the Executive is employed by a public company or a controlled group affiliate thereof: no payments hereunder that are "deferred compensation" subject to Section 409A shall be made to the Executive prior to the date that is six months after the date of separation from service or, if earlier, the date of death; following any applicable six month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date.
(d)Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to the Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which the Executive's "separation from service" occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which the Executive's "separation from service" occurs. To the extent any indemnification payment, expense reimbursement or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement or the provision of any in-kind benefit in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any lifetime or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
1.17Clawback. To the extent required by applicable law, any applicable securities exchange listing standards, and/or Company policy, amounts paid or payable pursuant to this Agreement shall be subject to the provisions of any clawback policy implemented by the Company, which clawback policy may provide for forfeiture, repurchase or recoupment of amounts paid or payable pursuant to this Agreement. Notwithstanding any provision of this

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Agreement to the contrary, the Company reserves the right, without the consent of the Executive, to adopt or amend any such clawback policies and procedures.

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IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.
HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

By:    /s/ Katherine McGregor Dent
Name:    Katherine McGregor Dent
Title:    Chief Human Resources Officer

JEFFREY A. LIPSON

/s/ Jeffrey A. Lipson

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EXHIBIT A
1.    Board member- Jewish Council for the Aging of Greater Washington
2.    Board member - HASI Foundation

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EXHIBIT B
RELEASE OF CLAIMS AGREEMENT
Jeffrey A. Lipson ("you") and Hannon Armstrong Sustainable Infrastructure Capital, Inc. ("Company") (collectively, "the parties") have agreed to enter into this Release of Claims Agreement ("Release Agreement"). Capitalized terms not defined herein shall have the meanings set forth in the Employment Agreement between you and Company effective on February 14, 2022.
You acknowledge that you departed from the Company as of the date on which your employment with the Company actually ends ("Separation Date"). You further acknowledge that, regardless of signing this Release Agreement, you have received (i) your final paycheck, which includes your final salary through your last day of service, less withholdings; and (ii) reimbursement of all reasonable business expenses incurred by you during your employment. The parties acknowledge that except as provided for in the Employment Agreement, all benefits and perquisites of employment cease as of the Separation Date.
Further, if you (i) duly execute and return this Release Agreement to the Company within 21 days following the Separation Date, (ii) do not revoke this Release Agreement as permitted below, and (iii) remain at all times in continued compliance with the terms herein, then the Company will provide you or your estate or beneficiaries with the severance benefits set forth in the Employment Agreement (the "Severance Benefits"). In the event that you materially and willfully breach this Release Agreement, you will no longer be entitled to, and the Company will no longer be obligated to provide (or continue to provide), the Severance Benefits.
In exchange for the Severance Benefits, you and your representatives completely release from, and agree to not file, cause to be filed or pursue against, the Company, their affiliated, related, parent or subsidiary companies, and their present and former directors, officers, and employees (the "Released Parties") all claims, complaints, grievances, causes of action, or charges of any kind, known and unknown, asserted or unasserted ("Claims"), which you may now have or have ever had against any of them ("Released Claims"). If you nonetheless file, cause to be filed, or pursue any Released Claims against one or more Released Party, you will pay to each such Released Party any costs or expenses (including attorneys' fees and court costs) incurred by such Released Party in connection with such action, claim or suit. Released Claims include, but are not limited to:
•all Claims arising from your employment with the Released Parties or your departure from the Company, including Claims for wrongful termination or retaliation;
•all Claims related to your compensation or benefits from the Released Parties, including salary, wages, bonuses, commissions, incentive compensation, profit sharing, retirement benefits, paid time off, vacation, sick leave, leaves of absence, expense reimbursements, equity, severance pay, and fringe benefits;
•all Claims for breach of contract, breach of quasi-contract, promissory estoppel, detrimental reliance, and breach of the implied covenant of good faith and fair dealing;
•all tort Claims, including Claims for fraud, defamation, slander, libel, negligent or intentional infliction of emotional distress, personal injury, negligence, compensatory or punitive damages, negligent or intentional misrepresentation, and discharge in violation of public policy;

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•all federal, state, and local statutory Claims, including Claims for discrimination, harassment, retaliation, attorneys' fees, medical expenses, experts' fees, costs and disbursements; and
•any other Claims of any kind whatsoever, from the beginning of time until the date you sign this Release Agreement, in each case whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction.
By way of example and not in limitation, Released Claims include any Claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Civil Rights Act of 1991; the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981; the Americans with Disabilities Act, 42 U.S.C. 12101 et seq.; the Age Discrimination in Employment Act ("ADEA"), 29 U.S.C. § 621 et seq.; the Family Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Employee Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C. § 1001 et seq.; the federal Worker Adjustment Retraining Notification Act ("WARN Act"), 29 U.S.C. § 2102 et seq.; or any comparable law in Maryland or any other jurisdiction. The Parties intend for this release to be enforced to the fullest extent permitted by law. YOU UNDERSTAND AND AGREE THAT THIS AGREEMENT CONTAINS A GENERAL RELEASE OF ALL CLAIMS.
You agree that the consideration you are receiving in exchange for your general release of claims shall be offset against any state or federal WARN Act (or other) notice or pay in lieu of notice obligation, if any, that the Company may be found to have in the future.
You acknowledge that you have received and reviewed any and all information required, if any, by the ADEA/Older Workers Benefit Protection Act pertaining to your departure from the Company. You agree that your release of claims in this Release Agreement includes a knowing and voluntary waiver of any rights you may have under the ADEA. You acknowledge that you have been given an opportunity to consider for 45 days the terms of this Release Agreement, although you may sign beforehand, and that you are advised by the Company to consult with an attorney. You further understand that you can revoke your waiver of ADEA claims within seven days of signing this Release Agreement, but that you will not be eligible for any Severance Benefits if you revoke your waiver. Revocation must be made by delivering a written notice of revocation to the Chief Human Resources Officer. You acknowledge and agree that for the revocation to be effective, the written notice must be received no later than the close of business (5:00 p.m.) on the seventh day after you sign this Release Agreement. This Release Agreement will become effective and enforceable on the eighth day following your execution, provided you have not exercised your right, as described herein, to revoke. You further agree that any change to this Release Agreement, whether material or immaterial, will not restart the 45 day review period.
Notwithstanding the foregoing, the parties acknowledge and agree that you are not waiving or being required to waive (1) any right that cannot be waived as a matter of law, (2) rights for indemnification under U.S. and non-U.S. federal and state laws including, (3) rights for indemnification under any contract or agreement with the Company that provides for indemnification or under the Company's by-laws or under any insurance policies of the Company or its or their affiliates, (4) rights to any vested benefits or pension funds; and (5) rights to seek worker's compensation or unemployment insurance benefits, subject to the terms and conditions thereof.
Nothing in this Release Agreement shall prohibit or interfere with your exercising protected rights, including rights under the National Labor Relations Act; filing a charge with the Equal Employment Opportunity Commission or OSHA; reporting possible violations of law to or participating in an investigation by any federal, state or local government agency or

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commission such as the National Labor Relations Board, the Department of Labor or the Securities and Exchange Commission. You do, however, waive any right to receive any monetary award or benefit resulting from such a charge, report, or investigation related to any Released Claims, except that you may receive and fully retain a monetary award from a government-administered whistleblower award program. The parties further acknowledge and agree that this Release Agreement shall not be construed as a waiver of any rights that are not subject to waiver by private agreement or otherwise cannot be waived as a matter of law.
Except as provided herein, you further agree to maintain the contents of this Release Agreement in the strictest confidence and agree that you will not disclose the terms hereof to any third party without the prior written consent of the Company, unless and to the extent otherwise required by law or in connection with enforcing this Release Agreement, except you may inform your spouse and legal and financial advisors so long as they agree to abide by this confidentiality obligation. Except as expressly permitted in the preceding two paragraphs, if you are obligated under law to disclose the contents of this Agreement you agree, to the extent legally permissible, to provide the Company at least five days prior written notice of such obligation.
This Release Agreement and the Employment Agreement are the entire agreement and understanding between you and the Company concerning its subject matter and may only be amended in writing signed by you and by authorized representatives of the Company. If any provision of this Release Agreement or the application thereof to any person, place, or circumstance shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provision as applied to other person, places, and circumstances shall remain in full force and effect.
This Release Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without regard to conflicts of law doctrines and any action or suit shall be brought exclusively in the federal or state courts of the State of Maryland.
This Release Agreement may be executed in multiple counterparts (each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument) and delivered by electronic means.
Finally, by your signature below, you acknowledge each of the following: (1) that you have read this Release Agreement or have been afforded every opportunity to do so; (2) that you are fully aware of its contents and legal effect; and (3) that you have voluntarily chosen to enter into this Release Agreement based upon your own judgment.
UNDERSTOOD AND AGREED:

_______________________________    DATE: ___________________
Jeffrey A. Lipson

Hannon Armstrong Sustainable Infrastructure Capital, Inc.
______________________________    DATE: ___________________
Name:
Title:

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